Exhibit 99.2

Heritage Announces Management Changes

Clearwater, FL – November 2, 2020: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, announced today that Ernie Garateix, the Company’s Chief Operating Officer, has been promoted to Chief Executive Officer and will join the Board of Directors, effective November 30, 2020. Richard Widdicombe, Heritage’s co-founder, will continue to serve as President of the Company and has also been named Chairman of the Board of Directors. Bruce Lucas, Heritage’s co-founder, Chairman and CEO, will retire effective November 30, 2020 and will remain with the Company as an executive consultant through 2021.

Mr. Lucas said, “Ernie is a highly accomplished executive and has been instrumental to Heritage’s success. He’s been with the company since inception, knows the business inside out, has a tireless work ethic and has the trust and respect of our employees and partners. He’s uniquely suited to take over as CEO and I know I’m leaving the Company in good hands.”

Mr. Garateix said, “Bruce has done a tremendous job building Heritage from the ground up with impressive operating results. I’ve learned a lot working with Bruce over the past eight years and I’m grateful for this opportunity to succeed him as CEO. I look forward to continuing to expand Heritage’s footprint as the premier super-regional carrier.”

During his tenure at Heritage, Mr. Garateix has served as Chief Operating Officer and Executive Vice President. Prior to joining Heritage at its inception in 2012, Mr. Garateix served as an executive at American Integrity Insurance Group, a coastal homeowners insurer.

Financial information, including material announcements about Heritage, is routinely posted on investors.heritagepci.com.

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes over $1 billion of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, the matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on March 10, 2020. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Arash Soleimani, CFA, CPA

Executive Vice President

727.871.0206

asoleimani@heritagepci.com